EXHIBIT 99(a)

CCBT FINANCIAL COMPANIES, INC.
495 Station Avenue
P.O. Box 1180
South Yarmouth, Massachusetts 02664

REVOCABLE PROXY
Special Meeting of Shareholders
                        , 2004

This Proxy is solicited on behalf of the Board of Directors.

        The undersigned, as a holder of common stock of CCBT Financial Companies, Inc. ("CCBT"), hereby appoints                        and                         , and each of them, as proxies of the undersigned, each with the full power to appoint his, her or its substitute and to act without the other, to represent and to vote as designated on the reverse of this card all of the shares of CCBT common stock which the undersigned is entitled to vote at the special meeting of shareholders to be held at the Cape Cod Bank and Trust Company, N.A. Service Center, 31 Workshop Road, South Yarmouth, Massachusetts, on            ,                , 2004, at 11:00 a.m., Eastern Time, or any adjournment or postponement thereof.

        This Proxy may be revoked at any time before it is exercised.

        Shares of CCBT common stock will be voted as specified. Unless otherwise specified, this Proxy will be voted "FOR" the proposal to approve an Agreement and Plan of Merger, dated as of December 8, 2003, between Banknorth Group, Inc. and CCBT and "FOR" the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. If any other matter is properly presented at the special meeting of shareholders, the Proxy will be voted in accordance with the judgment of the persons appointed as Proxies.

        A shareholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope. Shares cannot be voted by the Proxies unless this Proxy Card is signed and returned.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK

CCBT Financial Companies, Inc. 495 Station Avenue	I plan to attend the meeting
P.O. Box 1180 South Yarmouth, Massachusetts 02664	☐

1.
Proposal to approve an Agreement and Plan of Merger, dated as of December 8, 2003, between Banknorth Group, Inc. ("Banknorth") and CCBT Financial Companies, Inc. ("CCBT"), which sets forth the terms and conditions under which CCBT will merge with and into Banknorth.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.
Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	In their discretion, upon any other matter that may properly come before the special meeting of shareholders or any postponement or adjournment thereof.

The Board of Directors of CCBT recommends a vote "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. Such votes are hereby solicited by the Board of Directors.
Dated:

Signature

Signature

(print name)

Important: Please sign your name exactly as it appears on the stock certificate. When shares are held as joint tenants, either may sign. When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.
Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.